Exhibit 10.1

AMENDMENT

This Amendment amends the Zale Corporation Non-Employee Director Equity Compensation Plan (the “Plan”) as heretofore amended.

WHEREAS, the members of the Board of Directors of Zale Corporation, a Delaware corporation (the “Company”), are compensated in part through awards under the Plan;

WHEREAS, the Plan currently provides that awards of options pursuant to Section 7 of the Plan shall have an exercise price equal to the “Fair Market Value” (as defined in the plan) of a share of Company stock on the date the option is granted; and

WHEREAS, the Board of Directors concluded that it is in the best interests of the Company’s shareholders to amend the Plan to permit awards with exercise prices above, and not just equal to, the Fair Market Value, and approved such amendment.

NOW, THEREFORE, effective as of the date hereof the Plan is amended as follows:

1.             Section 7(a) of the Plan is amended in its entirety to read as follows:  “The exercise price per share of an Option shall be not less than the Fair Market Value of a share of Company Stock on the date the Option is granted.”

2.             Except as amended hereby, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this amendment as of the 23rd day of December, 2009.

ZALE CORPORATION

By:

Its: